Exhibit 10.2

COMPLETION BONUS AGREEMENT

AGREEMENT dated this 18th day of April, 2017 by and between TRC Companies, Inc. (the “Company”) and Martin H. Dodd (“you”).

TRC has engaged in a process which has resulted in the signing of a definitive agreement with New Mountain Capital for the acquisition of the Company (the “Transaction”).  You have been and will be involved in a number of activities in connection with the Transaction.

In consideration of your assistance in bringing the Transaction to a successful completion and remaining with TRC in good standing through the Closing Date (as defined in the definitive agreement), you will be eligible for a lump sum cash bonus of $200,000 less applicable withholding taxes (the “Completion Bonus”) upon the Closing of the Transaction.

This agreement will have a one year term and payment of any Completion Bonus will be made on the next regularly scheduled pay day following the Closing of the Transaction.  No Completion Bonus will be payable if a Transaction does not close within the term of this agreement.

IN WITNESS WHEREOF, The Parties have hereunto set their hands as of the date set forth above.

TRC COMPANIES, INC.

By:	/s/ Jason Greenlaw

/s/ Martin H. Dodd
Martin H. Dodd